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                                                                    EXHIBIT 99.1




INAMED CONTACTS:
Ilan Reich, President & Co-CEO
Michael Doty, CFO
(212)273-3430

INAMED CORP. COMMENTS ON EARNINGS EXPECTATIONS, RECENT TRILUCENT EVENT AND SHELF
   REGISTRATION FILING; ALSO UPDATES STATUS OF LAP-BAND(R) SYSTEM PMA FILING

SANTA BARBARA, CALIFORNIA - JUNE 6, 2000 -- Inamed Corporation (Nasdaq NM: IMDC) commented today on a variety of matters, including earnings expectations for the second quarter, a recent Trilucent event, and a new shelf registration filing.

The Company also announced that the FDA has granted expedited review to the LAP-BAND(R) System PMA filing.

First, the Company noted that, due to favorable sales and margin trends, diluted earnings per share for the second quarter of 2000 will likely be 15% higher than the $0.49 consensus of current estimates by Wall Street research analysts. By comparison, the Company reported proforma diluted EPS of $0.37 for the second quarter of 1999. Owing to the July 4 holiday weekend, the Company will report its second quarter financial results on Tuesday, July 25, 2000.

Second, the Company announced that it has undertaken a comprehensive program of support and assistance for women who have received Trilucent breast implants, under which it will cover medical expenses associated with the removal and replacement of those implants for women in the European Community, the United States and other countries.

The Company noted that no adverse operational or EPS impact will arise, due to the fact that the Company already has in excess of $100 million of reserves and insurance which are available for Trilucent-related issues. This product was introduced in 1995, and discontinued in 1998, by a predecessor company before Inamed acquired Collagen Aesthetics last year.

Inamed (through its subsidiary, AEI Inc.) has been cooperating fully with the U.K. Medical Devices Agency (MDA), which today recommended as a precautionary measure that Trilucent implants should be removed from all patients. The MDA's announcement states: "Although there have been reports of breast swelling and discomfort in some women with these implants, there has been no clinical evidence of any more serious health problems, so far."

A Company spokesperson said: "We deeply regret any distress suffered by patients and their families. As a responsible company, we have set up a program which is designed to provide them with support and assistance." Additional information is presented in the next section of this press release.

Third, the Company announced that it is filing today a shelf registration statement covering approximately 5.5 million shares of common stock, of which approximately 4.4
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million shares are held by Appaloosa Management L.P. and its affiliates, while the balance are held by a court-appointed receiver on behalf of Medical Device Alliance, Inc.

This filing completes the Company's previously-announced obligation to provide registration statements to various stockholders. The Company believes that none of its stockholders with registration rights intend to sell their shares in a manner which could impair the value of their remaining ownership interest in Inamed.

Appaloosa has not sold any of its shares pursuant to the previous registration statement filed on the firm's behalf in February 2000, nor has it sold any of its shares which are eligible for sale under Rule 144. Consistent with the reporting requirements of the federal securities laws, Inamed believes that if Appaloosa does choose to sell any shares, it would file an amendment to its
Schedule 13D on the next business day in the event an aggregate of approximately 205,000 shares (1% of Inamed's outstanding shares) are sold since its last amendment.

Finally, the Company announced that the Food and Drug Administration (FDA) has granted expedited review status for the Premarket Approval Application (PMA) for the LAP-BAND(R) Adjustable Gastric Banding System. This product is designed for the surgical treatment of obesity and is usually placed laparoscopically. According to the FDA's notice letter, expedited review status was granted because "the LAP-BAND(R) System appears to offer significant advantages . . . [including:]

     - Reduced operative morbidity/mortality [as compared to other types of obesity surgery,]

     - Post operative and patient specific adjustability without the need for further surgery, [and]

     -    Reversability of the procedure."

As previously announced, an advisory panel will meet on June 19, 2000 to consider the LAP-BAND(R) System PMA and advise the FDA staff of its views and recommendations. Neither the granting of expedited review status nor an approval recommendation by the advisory panel ensures ultimate approval of the PMA. As is the case with all PMAs, the FDA has sole and final authority to approve or disapprove.


                    Information on Trilucent Breast Implants

History

The Trilucent breast implant is unique because it contains a soybean oil filler material. It was introduced by LipoMatrix Inc. for commercial sale in the European Community in 1995. At the time LipoMatrix thought that this material would be superior to traditional silicone or saline filler materials because it is translucent in a mammogram and would naturally degrade in the body in the event of a rupture. Approximately 10,500 women

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chose to receive the Trilucent implant during the time it was on the market, of which roughly one-half reside in the United Kingdom. In the United States this product was not sold commercially, and was restricted to use in clinical trials which enrolled 165 women.

LipoMatrix stopped manufacturing Trilucent breast implants in 1997. It ceased all sales in March 1999 in response to concern by the U.K. Medical Devices Agency (MDA) about reports of local inflammation or swelling following rupture. These localized complications resolve following explant without any adverse clinical consequences.

Following the publicity arising from the withdrawal of Trilucent breast implants from the market in March 1999, approximately 200 explant and replacement procedures were conducted -- primarily for women with symptoms of swelling or rupture. In recent months the number of complaints has fallen significantly. There is only one Trilucent court proceeding currently pending anywhere in the world.

Scientific Program and MDA Actions Following Trilucent Withdrawal

At the time of the product's withdrawal in March 1999 the MDA expressed its view that there was insufficient scientific data to ascertain the long-term safety of the product. Accordingly, an extensive program of chemical analysis and epidemiology studies was designed.

Recently, as part of that program, testing was conducted in order to determine whether an analysis technique using nuclear magnetic resonance could be used to detect the breakdown products which might arise as soybean oil ages and oxidizes. This preliminary testing revealed that one group of breakdown products (which can sometimes include a chemical that may be genotoxic) may be present in some (but not all) samples of aged, unused implants. Although further studies are ongoing, Inamed promptly brought these preliminary results to the MDA's attention.

In the opinion of various experts consulted by Inamed, further testing is necessary before any scientifically reliable conclusions can be drawn. Although Inamed has concluded that soybean oil is not an optimal filler material for implants, it must be emphasized that there is no evidence of Trilucent implants being injurious to human health or reproduction, even in the case of maximum assumed exposure (such as a rupture).

After receiving the preliminary test results, the MDA convened its own panel of experts. That panel recommended for purely precautionary reasons that all women with Trilucent implants be publicly advised to consider explant.

Today's announcement by the MDA reflects that recommendation, and provides physicians and their patients with information about the current scientific data, and the explant and replacement program which Inamed has voluntarily undertaken in cooperation with the MDA (through its subsidiary, AEI Inc.).

More detailed information about the scientific research on Trilucent, the MDA's explantation recommendation, and Inamed's explant and replacement program can be found at www.trilucentinfo.com. Inamed intends to offer this support program to all

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women with Trilucent implants, both in the European Community, the United States and elsewhere, and appropriate arrangements are now being undertaken with public health authorities throughout the world.

Financial Information

LipoMatrix was owned by Collagen Aesthetics from 1996 to November 1998. When Collagen sold LipoMatrix it effectively retained certain liabilities associated with Trilucent. At the time Inamed acquired Collagen in September 1999 there was approximately $13 million of reserves on Collagen's balance sheet to cover that potential Trilucent exposure.

Since then Inamed has increased its financial protection against potential Trilucent liabilities to more than $100 million, consisting of $35 million of reserves on its balance sheet and in excess of $65 million of insurance.

Inamed's balance sheet as of March 31, 2000 includes $35 million of reserves to cover all of the premiums, co-payment obligations and deductibles potentially payable under its various insurance policies, as well as certain administrative expenses which may not be covered by insurance. That reserve also includes a provision for a program of continued scientific testing and surveillance of women with Trilucent breast implants.

Based on those reserves and insurance, in its most recent Form 10-Q (for the quarter ended March 31, 2000) Inamed updated management's belief that Trilucent does not pose a materially adverse risk to Inamed's business, results of operation, financial position or future prospects. Inamed reiterates that view today in light of the MDA's explant recommendation.

As disclosed in the most recent Form 10-Q, the Trilucent liability reserves were increased by approximately $25 million, as was the goodwill asset arising from the Collagen acquisition. These changes in estimates do not impact Inamed's income statement or its previously-reported earnings, based on the generally accepted accounting principles which apply to acquisitions accounted for under the purchase method. In future periods, however, there will be an additional two cents per share of annual goodwill amortization.

Arthur Andersen LLP, which is Inamed's certified public accountants, reviewed the recent Form 10-Q prior to filing in accordance with the new SEC standards for auditors' review of unaudited quarterly statements. Arthur Andersen LLP were satisfied with the accounting and disclosures contained in that Form 10-Q.

Liability Coverage

Inamed's insurance coverage consists of two types of policies which were underwritten by U.S. based carriers with the highest category of ratings issued by A.M. Best and other rating agencies. The first policy is a $50 million non-cancelable, multi-year, worldwide medical expense reimbursement policy owned by Inamed. A $5 million premium was paid at the time the policy was written.

This policy was specifically negotiated and designed to cover the reasonable medical costs associated with explanting and replacing all Trilucent breast implants. Secondly, Inamed is a named insured under more than $50

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million of traditional claims-made product liability insurance coverage obtained by Inamed, Collagen and the current owner of LipoMatrix. Of that insurance coverage, $35 million is for the current policy year.

These policies have basic and extended discovery periods ranging from five to ten years during which liability claims can be asserted and applied against the applicable policy year.

Investors should realize that the legal systems vary between the United States and other countries where most Trilucent implants were sold. These differences include the absence of class actions and attorney retainers with conditional (contingency) fees; furthermore, the loser generally pays the prevailing party's legal fees.

Accordingly, the legal systems outside the United States generally favor negotiated settlements which, in the Trilucent context, would provide for some compensation, expenses and lost wages, but would not involve the kind of settlements or awards which can sometimes arise in the class action context under the U.S. tort system. Moreover, in the past U.S. courts have not favored allowing foreign claimants to bring breast implant claims in this country.


Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic medicine and obesity markets.

Inamed sells a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition.

Inamed also sells products that address women's health issues, including breast implants for reconstructive surgery following a mastectomy, and devices that treat severe obesity and urinary incontinence.

This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described in the Company's annual report on Form 10-K for the year ended December 31, 1999.




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